Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) to Restate 2006 Quarterly

Financial Statements

Jan. 30, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today that, upon the recommendation of its management and Audit Committee and with the concurrence of its independent public accountants, it concluded on January 29, 2007 that the Company will restate its financial statements for the quarters ended March 31, June 30, and September 30, 2006. The Company has determined that these quarterly statements inadvertently overstated clinical trial and certain settlement expenses. The Company expects that the correction of these non-cash errors will result in reduced research and development and settlement expenses attributable to its Bresso, Italy subsidiary by approximately $2 million to $3 million. CTI has concluded that these financial statements and all earnings press releases and similar communications issued by the Company relating to those periods referred to above should no longer be relied upon. The Company intends to file restated financial statements as soon as practicable after the completion of its review.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, forward-looking statements include the Corporation’s expectations regarding the need to restate its historical financial statements, the reasons for the restatement, the periods affected, the impact of the expected restatement on the Corporation’s financial results and its expectations regarding the filing of restated financial statements. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the final outcome of the Corporation’s accounting review and actions that may be taken or required as a result of the expected restatement, and the conclusions reached by the Corporation’s management, Audit Committee, Board of Directors and independent accountants based on the results of that review. For other factors that could cause the Corporation’s results to vary from expectations, please see the section titled “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and other factors detailed from time to time in the Corporation’s filings with the Securities and Exchange Commission. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

www.cticseattle.com

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com